Exhibit 10.2

Execution Version

ARENA PHARMACEUTICALS, INC.
SEVERANCE AGREEMENT
This Severance Agreement (this “Severance Agreement”), is made and entered into as of May 6, 2016, by and between Amit D. Munshi (“Executive”) and Arena Pharmaceuticals, Inc. (the “Company”).
WHEREAS, upon his commencement of employment with the Company, Executive shall have important management responsibilities and talents which benefit the Company and its affiliates; and

WHEREAS, the Company believes that its best interests are served if Executive is encouraged to remain with the Company and the Company has determined that Executive's ability to perform Executive's responsibilities and utilize Executive's talents for the benefit of the Company, and the Company's ability to retain Executive as an employee, will be significantly enhanced if Executive is provided with fair and reasonable protection from the risks associated with a termination of employment; and

WHEREAS, the Board has approved and authorized this Severance Agreement to become effective as of the later of (i) commencement of Executive’s employment with the Company and (ii) the date set forth above (the “Effective Date”).

NOW, THEREFORE, the Company and Executive hereby agree as follows:

Section 1.DEFINED TERMS.
The following shall be defined terms for purposes of the Severance Agreement:
(a)    “Base Salary” means Executive’s monthly base salary in effect immediately prior to the Covered Termination, ignoring any reduction made to such monthly base salary which forms the basis for Executive’s termination for Good Reason, if applicable (including without limitation any cash compensation that is deferred by Executive into a Company-sponsored retirement or deferred compensation plan, exclusive of any employer matching contributions by the Company associated with any such retirement or deferred compensation plan and exclusive of any other Company contributions) and excludes all bonuses, commissions, expatriate premiums, fringe benefits (including without limitation car allowances), option grants, equity awards, employee benefits and other similar items of compensation.
(b)    “Board” means the Board of Directors of the Company, or a committee or subcommittee of such Board.
(c)    “Bonus Amount” means, with respect to Executive, one-twelfth (1/12th) of the greater of (i) the average of the three (3) annual bonuses paid to Executive by the Company prior to the date of Executive’s Covered Termination, and (ii) the bonus paid to Executive by the

Company with respect to the last annual bonus period ending prior to the date of Executive’s Covered Termination. Executive’s target bonus in place in effect immediately prior to the Covered Termination, ignoring any reduction which forms the basis for Executive’s termination for Good Reason, if applicable, shall be used for purposes of calculating the average described in (i) above for any year in which (x) Executive was not employed with the Company, or (y) Executive was employed by the Company for less than a full year.
(d)    “Cause” for the Company to terminate Executive’s employment hereunder shall mean the occurrence of one or more of the following events if such event results in a demonstrably harmful impact on the Company’s business or reputation, as reasonably determined by the Board:
(1)    Executive’s willful and continued failure to substantially perform his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed his duties. For a termination of employment to be for Cause pursuant to this subsection (1)(d)(1), Executive must (a) receive a written notice which indicates in reasonable detail the facts and circumstances claimed to provide a basis for the termination of his employment for Cause; and (b) be provided with an opportunity to be heard no earlier than 30 days following the receipt of such notice (during which notice period Executive has the opportunity to cure and has failed to cure or resolve the behavior in question).
(2)    Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving fraud, dishonesty or moral turpitude;
(3)    Executive’s willful engaging in gross misconduct; or
(4)    Executive’s unauthorized use or disclosure of material confidential information or material trade secrets of the Company.
(e)    “Change in Control” means the occurrence any of the following events:
(1)    any person or group of persons acting in concert (excluding Company benefit plans) becomes the beneficial owner of securities of the Company having at least 30% of the voting power of the Company’s then outstanding securities (unless the event causing the 30% threshold to be crossed is an acquisition of voting common securities directly from the Company);
(2)    any merger or other business combination of the Company, any sale or lease of the Company’s assets or any combination of the foregoing transactions (the “Transactions”) other than a Transaction immediately following which the stockholders of the Company immediately prior to the Transaction own at least 60% of the voting power, directly or indirectly, of (A) the surviving corporation in any such merger or other business combination; (B) the purchaser or lessee of the Company’s assets; or (C) both the surviving corporation and the purchaser or lessee in the event of any combination of Transactions, in each case in substantially the same

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proportions as their ownership of the outstanding voting securities of the Company immediately prior to such Transaction; or
(3)    within any 24 month period, the persons who were directors immediately before the beginning of such period (the “Incumbent Directors”) cease to constitute at least a majority of the Board or the board of directors of a successor to the Company.  For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least three-quarters of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who has expressed an intent to effect a Change in Control or engage in a proxy or other control contest).
(f)    “Code” means the Internal Revenue Code of 1986, as amended.
(g)    “Company” means Arena Pharmaceuticals, Inc. and its successors and assigns.
(h)    “Covered Termination” means Executive’s termination of employment by the Company without Cause or Executive’s termination with Good Reason (excluding terminations due to Disability or death).
(i)    “Disability” means the inability of Executive to perform satisfactorily all of Executive’s usual services for the Company because Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when Executive becomes disabled, then such term shall mean Executive’s permanent and total disability within the meaning of Section 22(e)(3) of the Code.
(j)    “Employment Agreement” means the Executive Employment Agreement between the Company and Executive dated May 6, 2016, as it may be amended from time to time in accordance with its terms.
(k)    “Good Reason” means, with respect to Executive, any one of the following:
(1)    any material reduction in Executive’s annual base salary (except for salary decreases generally applicable to the Company’s other similarly-situated employees, but not exceeding a decrease of ten percent (10%) of Executive’s highest base salary);
(2)    any material reduction in Executive’s target bonus level or bonus opportunities;
(3)    Executive’s duties, authorities or responsibilities are materially diminished (except for Executive ceasing to serve as the Company’s principal financial officer);
(4)    a material breach of the Employment Agreement, including failure of the Company to obtain a satisfactory agreement from any assignee of assets of the Company to

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assume and agree to perform the terms of this Severance Agreement and the Employment Agreement; or
(5)    the relocation without Executive’s prior written approval of Executive’s principal office or place of business to a location that would cause an increase by more than thirty-five (35) miles in Executive’s one-way commuting distance from Executive’s principal personal residence to the principal office or business location at which Executive is required to perform services, except for required travel for the Company’s business to an extent substantially consistent with Executive’s prior business travel obligations.
In any case, in order for a Executive to terminate for Good Reason, (i) Executive must give the Company notice of the event that triggers such Good Reason within ninety (90) days after its occurrence, which notice must be provided in writing and indicate that Executive considers such event to trigger Good Reason under this Severance Agreement, (ii) the Company does not cure the event within thirty (30) days of the giving of such written notice and (iii) Executive terminates his employment within sixty (60) days after the end of the cure period. Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder.
(l)    “Severance Period” means twenty-four (24) months.
(m)    “Section 409A” means Section 409 of the Code and the regulations and other guidance thereunder and any state law of similar effect.
Section 2.    ELIGIBILITY FOR BENEFITS.
In order to be eligible to receive benefits under this Severance Agreement, Executive must (i) experience a Covered Termination (ii) execute a general waiver and release in substantially the form attached hereto as Exhibit A within the applicable time period set forth therein, but in no event later than sixty (60) days following termination of Executive’s employment, and provided that such release becomes effective, and (iii) return all Company-owned property to the Company as instructed by the Company. The Company shall provide the form of such release to Executive on, or within a reasonable time after, the termination of Executive’s employment. The Company, in its sole discretion, may at any time modify the form of the required release to effect a release of claims consistent with this Section 2. In the event that Executive’s employment is terminated as a result of Executive’s death or Disability, then Executive shall not be entitled to the benefits provided in this Severance Agreement.

Section 3.    AMOUNT OF BENEFIT.
Subject to the limitations and reductions provided in this Severance Agreement, benefits under this Severance Agreement, if any, shall be provided to Executive in the following amounts:
(a)    Covered Termination Benefits. Upon Executive’s Covered Termination, Executive shall receive the following severance package:

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(1)    Cash Severance Benefits. Within five business days after the earlier of (i) Executive’s death or (ii) the sixtieth (60th) day following the Covered Termination, and in either event on or before March 15 of the year following the year in which the Covered Termination occurred, Executive will receive a cash payment in an amount equal to the sum of Executive’s Base Salary and Bonus Amount multiplied by the number of months in the Severance Period. Additionally, if Executive’s Covered Termination occurs following the end of an annual bonus period, but before payment of a bonus for such period, Executive shall be paid an amount equivalent to the cash bonus that he otherwise (notwithstanding the occurrence of the Covered Termination) would have received under the Company’s annual incentive plan for such period, based on actual performance as determined by the Board (or a committee thereof) in accordance with the terms of such plan, and such bonus shall be paid at the time it otherwise (notwithstanding the occurrence of the Covered Termination) would have been paid under the terms of the Company’s annual incentive plan, but in no event (i) prior to the effectiveness of the waiver and release described in Section 2 above or (ii) later than March 15 of the year following the year in which the Covered Termination occurred.
(2)    COBRA Benefits. If Executive timely elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then the Company will directly pay to Executive a fully taxable monthly cash payment equal to the amount of Executive’s monthly COBRA group health insurance premium until the earliest of (A) the end of the Severance Period or (B) the expiration of Executive’s eligibility for the continuation coverage under COBRA. For purposes of this Section, references to COBRA premiums shall not include any amounts payable by Executive under a Code Section 125 health care reimbursement plan. The foregoing taxable payment shall be paid in monthly installments on the same schedule that the COBRA premiums would otherwise have been paid, and shall be paid until the earlier of (i) expiration of the Severance Period or (ii) the date Executive is no longer enrolled in such COBRA coverage.
(3)    Equity Acceleration and Continued Stock Option Post-Termination Exercise Period. Executive will receive immediate vesting of all stock options and other equity awards issued by the Company and held by Executive that would have vested had Executive remained employed by the Company through the end of the Severance Period. In addition, with respect to stock options granted to Executive, Executive shall be entitled to exercise all of his vested stock options until the later of (i) the original post-termination exercise period provided in the applicable stock option agreement or (ii) the number of months equal to the Severance Period (but not beyond the original contractual life of the option). Notwithstanding any other provision of this Severance Agreement to the contrary, this Severance Agreement shall not affect (including with respect to vesting) any stock awards for which the vesting thereof is conditioned upon the satisfaction of performance criteria (“Performance-Related Awards”), including any such grants under the Company’s Performance Restricted Stock Unit Grant Agreement. For the avoidance of doubt, Performance-Related Awards do not include any stock awards or portions thereof (including stock options) for which the vesting thereof is conditioned solely upon Executive’s continued service over a specified time period (i.e., time-based vesting).

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All cash severance payment referenced in this Section 3 shall be subject to all applicable tax withholdings and deductions required by law. Except as provided herein, all terms, conditions and limitations applicable to Executive’s stock options and/or equity awards shall remain in full force and effect.
(b)    Sole Severance Agreement. The benefits under this Severance Agreement shall supersede any similar severance benefits under any other severance plan, agreement or program of the Company, with the exception of any severance benefits provided under the Employment Agreement. In addition, the benefits under this Severance Agreement shall be reduced by any amounts that would be due under any federal, state or local laws, including, without limitation the Workers Adjustment Retraining Notification Act, 29 U.S.C. Section 2101 et seq. or any similar state statutes, and such reduction(s), if any, shall apply during the period such amounts otherwise are due. The benefits provided under this Severance Agreement are intended to satisfy any and all statutory obligations that may arise out of Executive’s involuntary termination of employment for the foregoing reasons, and the Board shall so construe and implement the terms of this Severance Agreement.
Section 4.    LIMITATIONS ON BENEFITS.
(a)    Mitigation. Except as otherwise specifically provided herein, Executive shall not be required to mitigate damages or the amount of any payment provided under this Severance Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Severance Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or any retirement benefits received by Executive after the date of service or employment termination.
(b)    Termination of Benefits. Benefits under this Severance Agreement shall terminate immediately if Executive, at any time, (i) engages in the unauthorized use or disclosure of the Company’s material confidential information, material trade secrets or material proprietary information under Executive’s Employee Proprietary Information and Inventions Agreement dated May __, 2016 or any other written agreement under which Executive has such an obligation to the Company that survives Executive’s termination of service to the Company, (ii) intentionally or in any material respect engages in any prohibited or unauthorized competitive activities or solicitation or recruitment of employees, in violation of any written agreement under which Executive has such an obligation to the Company that survives Executive’s termination of service to the Company; (iii) intentionally or in any material respect violates the terms or conditions of this Severance Agreement or (iv) intentionally or in any material respect violates the terms of the applicable general waiver and release referenced in Section 2 above.
(c)    Indebtedness of Executive. If Executive is indebted to the Company or an affiliate of the Company on the date of his termination of employment or service, the Company reserves the right to offset any severance benefits payable in cash under this Severance Agreement by the amount of such indebtedness, except to the extent such offset would cause adverse tax consequences to Executive or the Company under Section 409A.

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(d)    Parachute Payments. If any payment or benefit Executive would receive in connection with a change in control from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion of the Payment, up to and including the total Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. If acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled first with respect to stock awards (including stock options) that are not subject to Treas. Reg. 280G‑1 Q&A 24(c) and next for stock awards (including stock options) subject to Treas. Reg. 280G‑1 Q&A 24(c) and in both cases starting from the last vesting tranche. Notwithstanding the foregoing, to the extent that it is permitted under Sections 409A, 280G and 4999 of the Code, Executive may designate a different order of reduction in payments or benefits constituting “parachute payments”.
The Company shall appoint a nationally recognized independent accounting firm to make the determinations required hereunder, which accounting firm shall not then be serving as accountant or auditor for the individual, entity or group that effected the Change in Control. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.
The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within ten (10) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.
Section 5.    RIGHT TO INTERPRET; AMENDMENT AND TERMINATION.
(a)    Dispute Resolution. Any dispute or controversy arising in connection hereof shall be subject to the Dispute Resolution provisions in Section 8 of the Employment Agreement.
(b)    Amendment. The Board reserves the right to amend this Severance Agreement or the benefits provided hereunder at any time; provided, however, that no such amendment shall impair or reduce the rights of Executive unless Executive consents to such amendment in writing.

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(c)    Termination. This Severance Agreement shall automatically terminate upon any termination of Executive’s employment with the Company that is not a Covered Termination and may be terminated at any time by mutual written agreement of the Executive and the Company.
(d)    Section 409A. This Severance Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein shall be exempt from the requirements of Section 409A (including but not limited to the exemption provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A‑1(b)(9)) to the maximum extent that such exemption if available and any ambiguities shall be interpreted accordingly; provided, however, that to the extent such exemption is not available, such benefits shall comply with the requirements of Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly. Each payment under this Severance Agreement shall be treated as a separate and distinct payment for purposes of Section 409A.
Notwithstanding any provision in this Severance Agreement or elsewhere to the contrary, if Executive is a “specified employee” within the meaning of Section 409A, any payments or benefits due upon a termination or resignation of Executive’s employment under this Severance Agreement that constitute a “deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption and the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (i) the date which is six (6) months and one (1) day after Executive’s “separation from service”, as such term is defined in Treasury Regulations Section 1.409A-1(h) (“Separation from Service”) for any reason other than death, and (ii) the date of Executive’s death (such applicable earlier date, the “Delayed Initial Payment Date”). Notwithstanding anything in this Severance Agreement, or elsewhere to the contrary, distributions under this Severance Agreement upon termination of Executive’s employment may only be made upon Executive’s Separation from Service and such date shall be considered the termination date for purposes of receiving severance benefits under this Severance Agreement, unless such amounts may be provided to Executive without causing adverse tax consequences.
In no event shall payment of any benefits under this Severance Agreement be made prior to Executive’s termination date or prior to the effective date of the general waiver and release described in Section 2 of this Severance Agreement. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Severance Agreement which constitutes a “deferral of compensation” within the meaning of Section 409A. If the Company determines that any payments or benefits provided under this Severance Agreement constitute “deferred compensation” under Section 409A, and Executive’s Separation from Service occurs at a time during the calendar year when the general waiver and release described in Section 2 of this Severance Agreement could become effective in the calendar year following the calendar year in which Executive’s Separation from Service occurs, then regardless of when such general waiver and release is returned to the Company and becomes effective, such general waiver and release will not be deemed effective (solely for purposes of timing of severance payments) any earlier than the first day of the second calendar year.

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Section 6.    NO IMPLIED EMPLOYMENT CONTRACT.
This Severance Agreement shall not be deemed (i) to give Executive any right to be retained in the employ or service of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time and for any reason, which right is hereby reserved. The Company and Executive acknowledge that Executive’s employment relationship is at-will and either Executive or the Company may terminate the employment relationship at any time, with or without Cause or advance notice.
Section 7.    GENERAL PROVISIONS.
(a)Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.
(b)Severability. Whenever possible, each provision of this Severance Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Severance Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Severance Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.
(c)Waiver. Any waiver of any breach of any provisions of this Severance Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Severance Agreement.
(d)Counterparts. This Severance Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but both of which taken together will constitute one and the same Severance Agreement.
(e)Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
(f)Successors and Assigns. This Severance Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that (a) Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder without the written consent of the Company, which shall not be withheld unreasonably and (b) the Company may not assign its rights and obligations hereunder except to a successor to all or substantially all of its assets or business who assumes in writing the obligations of this Severance Agreement.
(g)Tax Withholding. All payments contemplated or made pursuant to this Severance Agreement will be subject to withholdings of applicable taxes in compliance with all

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relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments contemplated by or made pursuant to this Severance Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments made pursuant to this Severance Agreement.
(h)Choice of Law. All questions concerning the construction, validity and interpretation of this Severance Agreement will be governed by the laws of the State of California without regard to conflict of law provisions.

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IN WITNESS WHEREOF, this Severance Agreement shall be effective as of the Effective Date.

ARENA PHARMACEUTICALS, INC.

By:	/s/Harry Hixson
Name:	Harry F. Hixson, Jr., Ph.D.
Title:	Interim Chief Executive Officer and President

EXECUTIVE

/s/Amit Munshi
Amit D. Munshi

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EXHIBIT A
RELEASE AGREEMENT
I understand and agree completely to the terms set forth in the Severance Agreement between Arena Pharmaceuticals, Inc. (the “Company”) and me dated May 6, 2016 (the “Severance Agreement”). I understand that this release and waiver (the “Release”), together with the Severance Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein or in the Severance Agreement.
In consideration of benefits I will receive under the Severance Agreement, I hereby generally and completely release the Company and its directors, officers, employees, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, and affiliates from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to (i) my employment, (ii) the termination of my employment or (iii) events, acts, conduct, or omissions between the Company and me occurring prior to my signing this Release, except for claims for benefits set forth in the Severance Agreement or other severance arrangement applicable to me, applicable equity compensation plans and grants, any applicable indemnification agreement or other indemnification obligation under the Company’s charter documents or any rights or claims I may have to indemnification or legal defense pursuant to any policy of insurance protecting or applicable to directors and/or officers of the Company, and any rights or claims which are not waivable as a matter of law. Subject to the foregoing, this Release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).
I acknowledge that the consideration given under the Release for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled.
If I am over the age of 40 years at the time of an Covered Termination (as that term is defined in the Severance Agreement), I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any

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rights or claims that may arise on or after the date I execute this Release; (B) I should consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days (or such greater time as may be required by law) to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after I execute this Release.
If I am not over the age of 40 years at the time of an Covered Termination (as that term is defined in the Severance Agreement), I understand and agree that I will have ten days to consider and execute this release and that it shall be effective upon such execution.
Except if prohibited by law or regulation, (i) I represent that I have not filed any claims against the Company and agree that I will not file any claim against the Company or seek any compensation for any claim other than the payments and benefits referenced herein and (ii) I agree to indemnify and hold the Company harmless from and against any and all loss, cost, and expense, including, but not limited to court costs and attorney’s fees, arising from or in connection with any action which may be commenced, prosecuted, or threatened by me or for my benefit, upon my initiative, or with my voluntary aid or approval, contrary to the provisions of this Release.
I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company, its affiliates, and the entities and persons specified above.
The provisions of the Release shall be deemed severable, and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.
The Release shall become binding when signed by the Executive, and may be executed by facsimile or a PDF sent by email.
EXECUTIVE
____________________________________
Print Name: __________________________
Date: ________________________________

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